UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 8, 2008

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	225 West Wacker Drive Chicago, Illinois	60606
	(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.      Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on September 5, 2008.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; legal, regulatory, or political issues related to our data center in China; the potential impact of market volatility on revenue from asset-based fees; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: August 2008

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through August 6, 2008. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Bonus Expense in Second Quarter

1.              Can you talk a little about the lower bonus accrual in the quarter—is that a function of lower revenue growth in the quarter?

Changes in the size of our bonus pool are based on full-year operating income growth relative to the previous year, and the size of the bonus pool varies each year. We review and update our full-year operating plans and the bonus pool size quarterly.

2.              Does the lower bonus expense indicate that the Company does not expect 2008 to be as good a year as those in the past?

As we mentioned in our response to the previous question, changes in the size of our bonus pool are based on full-year operating income growth relative to the previous year. We review and update the size of the bonus pool quarterly, and the size of the bonus pool varies each year.

Operating Expense Flexibility

3.              How much expense flexibility do you have should the revenue environment continue to be challenging?

We’ve often said we believe our business has inherent operating leverage, meaning that as our revenue increases, expenses should generally increase at a lower rate. On the flip side, if revenue declines, expenses typically don’t show a corresponding decrease. We believe a large portion of our cost base consists of the fixed expenses we incur to maintain our databases and core skills in research, technology, and design.

The flexibility we have with expenses largely relates to hiring and compensation. As mentioned in our response to the two previous questions, we have a variable bonus plan, with the size of the pool based on the change in operating income relative to the previous year. In a challenging revenue environment, the bonus plan is somewhat self-correcting because bonus expense tends to go down. We can also moderate our compensation costs by postponing hiring and reducing salary increases, which are both steps we’ve taken so far this year.

Legal Expense

4.              How much was the legal expense lower in the quarter sequentially and year over year?

Legal expense in the second quarter of 2008 increased by a small amount compared with the first quarter of 2008, but declined by about $0.8 million year over year.

Operating Margin

5.              Can you discuss in greater detail the operating margin improvement in the quarter by each segment?

•                  Can you provide more color on the lower bonus accrual and the lower G&A expenses (yoy), lower sales & marketing (QoQ) understanding that there is some seasonally high spending in Q1 for example in the Individual segment—what was behind the lower expenses and whether there is anything in there that may be non-recurring.

•                  For example, while Individual segment’s operating margin in Q2 tends to be seasonally low, the improvement in Q2:08 was significantly more that what we’ve seen in past years—what’s the driver?

On a consolidated basis, the operating margin improved in the second quarter because of lower bonus expense, legal expense, and other general and administrative expense as a percentage of revenue, as well as the decline in product implementation expense associated with the Advice by Ibbotson service.

Within each segment, the drivers behind the operating margin improvement were largely similar. In all three segments, operating margin benefited from lower bonus expense and general and administrative expense as a percentage of revenue. In the Institutional segment, lower product implementation fees related to Advice by Ibbotson also contributed to the margin improvement, although more so in the first half of the year than in the second quarter.

For more information about our operating margin, legal expense, and bonus expense, please refer to questions #1 through 4 above.

6.              Is there any way to think about how much farther operating margins can expand from here (without giving guidance)?  Any way to think about how fixed costs are in your businesses, etc?

We haven’t communicated a specific target for our long-term operating margin. We believe that our business generally has high fixed costs and low variable costs. To the extent we’re successful in continuing to increase revenue, we would generally expect our costs to move up at a lower rate.

Effective Tax Rate

7.              Can you tell us if Q1:08 was the first quarter of the favorable impact from state tax law change in 2007?  Can you elaborate on the lower tax rate due to incentive stock-option transactions please?

Yes, the first quarter of 2008 was the first quarter that our effective tax rate benefited from the 2007 change in state tax law. Leading up to the effective date of the change, we actually incurred additional expense when we reduced the value of our deferred tax assets and recorded a corresponding increase to income tax expense in the second half of 2007. We reduced this value to reflect the lower tax benefit expected from our net deferred tax assets in future periods.

For employees who exercise incentive stock options and take a disqualifying disposition (meaning that they exercise the option and sell the stock within the same year), we receive a tax benefit related to the stock option exercise, which reduces our taxable income and our effective tax rate. However, we cannot predict if or when these exercises will occur in the future.

When compared against the same periods in 2007, the tax benefit of incentive stock-option transactions reduced our effective tax rate by 1.6 percentage points in the second quarter of 2008 and 0.7 percentage points in the first half of the year. This reduction reflects both a larger number of disqualifying dispositions and a higher stock price on the date of the option exercises.

8.              What does the company anticipate the tax rate will be in the second half of 2008 and into 2009? I ask because the first 2 quarters of 2008 have been well below the trend of prior years. Thank you.

We don’t provide a forecast for our effective tax rate, but it may be helpful to look at the factors that influenced our tax rate in the first half of 2008. As mentioned in our response to the previous question, the 2008 effective tax rate reflects the favorable, but variable, benefit from incentive stock-option transactions. When compared with the same periods in 2007, the tax benefit of incentive stock-option transactions reduced our effective tax rate by 1.6 percentage points and 0.7 percentage points in the three and six months ended June 30, 2008, respectively. We can’t predict the potential impact of incentive stock-option transactions on our effective tax rate in full-year 2008 or 2009, so a more conservative tax rate would exclude these potentially non-recurring favorable tax benefits.

The other two major factors influencing our tax rate in 2008 were a decrease in our U.S. state tax rate following a 2007 change in state tax law and the favorable impact of lower tax rates on earnings generated outside of the United States. Barring future changes to the state tax law, we expect the first factor to be an ongoing benefit. The impact of the second factor will depend on the mix of earnings and losses in the United States versus other tax jurisdictions.

9.              Can it reasonably be expected that your state tax rates will remain low for the remainder of 2008?

Yes. Barring a change in state tax law, we would expect our state tax rate to remain lower than it was in 2007 because of the tax law change.

Acquisitions of Hemscott and Fund Data Business from Standard & Poor’s

10.       Are the cost saves from the S&P fund data acquisition fully in the run-rate?  Was there an expense save component to Hemscott deal?

Yes, most of the cost savings from our acquisition of the fund data business from Standard & Poor’s have already been incorporated in our results. For example, shortly after completing the acquisition in March 2007, we closed a facility in Iowa formerly operated by Standard & Poor’s because it overlapped with our existing operations. We have also largely completed the integration with respect to duplicate administrative functions, office facilities, and data contracts.

The Hemscott acquisition, completed in January 2008, wasn’t primarily motivated by cost savings, although there are some areas where we’ve been able to achieve lower costs. The key benefit was to accelerate our progress toward building a world-class global equity database.

11.       Can you tell us how Hemscott business is performing versus expectations and your plans for the business?

We’ve been satisfied with the progress of the Hemscott integration so far. As mentioned in our response to the previous question, it allowed us to accelerate our progress toward building a world-class equity database. On the data operations side, we also realized some cost savings by combining some functions previously handled in the United Kingdom and the United States, consolidating vendor agreements, and reallocating overlapping data resources to other projects.

Cash Position

12.       Any thoughts on deploying the cash on balance sheet?

We would be happy to deploy some of our cash if the right opportunity presents itself. We have an acquisition program in place and regularly look at acquisition candidates that meet our criteria and have the potential to enhance Morningstar’s long-term value.

Impact of Industry-Wide Headcount Reductions

13.       Where is your business exposed to headcount reductions in the institutional financial sector?  What products are most and least exposed?

Overall, we believe our business is less exposed to headcount reductions than some other financial technology providers because our clients are focused on asset management rather than investment banking, which has seen the most dramatic headcount reductions. Morningstar Direct could be exposed to loss of business from client headcount reductions. However, this hasn’t been a major issue so far because the product is still in a rapid growth phase, and both the number of users and the number of clients have continued to grow. Principia and Advisor Workstation could also feel an impact from industry-wide headcount reductions if the number of financial advisors (including independent advisors or advisors affiliated with a larger enterprise) declines or if buyers reduce their budgets for outside technology providers, but this hasn’t been a major negative to date.

Capital Expenditures

14.       How much of the $10.6 million of capital expenditures from Q2 could be considered maintenance cap ex and how much was for the new headquarters and other offices being built out? Is the spend for the new headquarters done, or should that continue in the second half?

Close to three-fourths of the capital spending in the second quarter of 2008 was for our new headquarters in Chicago. The remainder was for computer equipment, capitalized software, and leasehold improvements to our other global offices. We expect spending for the Chicago headquarters to continue in the second half.

Overall, we expect to make capital expenditures of approximately $55 million in 2008, including approximately $40 million for the build-out of the new office space. A portion of the capital expenditures will be offset by tenant improvement allowances which will reduce the total amount of cash we will need to pay for the build-out.

Morningstar Development Program

15.       Can you explain more fully what your plans are with the Morningstar Development Program?

The Morningstar Development Program is a two-year rotational training program for entry-level college graduates. Participants in the program are able to explore opportunities and pursue training in various areas of our company. After completing the program, participants may be offered other positions within Morningstar based on the skills and interests they’ve developed.

As a company, we have often had success hiring recent graduates at the college or graduate-school level, giving them the opportunities and training to succeed, and promoting from within as new opportunities arise. The Morningstar Development Program basically formalizes this approach and gives us a continuous pipeline of new talent that we can develop and nurture to help fill future positions. We expect the Morningstar Development Program to be a key part of our hiring and development program going forward.

New Chicago Headquarters

16.       How is the new Chicago headquarters coming along?  Are you still planning to move in this year?  From my experience, no move is ever flawless, especially one of this magnitude.  What “glitches” have you encountered?

It’s true that there are always challenges with these kinds of projects. So far the issues we’ve experienced have been very minor ones, and we’re on schedule to move into our new headquarters later this year.

Deferred Revenue

17.       Deferred revenue as a percent of revenue was down in the second quarter (108% vs. 121% a year earlier and 115% the prior quarter).  What is a “normal” range, or where would you like to see this metric?

We can’t really answer this question without giving you a target growth rate, which would be at odds with our policy of not giving financial forecasts. We will say, however, that deferred revenue tends to be a relatively strong indicator of future revenue growth because it represents the portion of revenue that hasn’t yet been recognized. For that reason, we would consider a higher ratio of deferred revenue to revenue more appealing than a lower number.

Client Retention

18.       Would you expect the overall retention of clients to be higher or lower for 2008?

We don’t provide a forecast for client retention. So far in 2008, our retention and renewal rates have been fairly consistent with previous levels.

Investment Consulting

19.       Can you talk a little bit about the client loss expected in Oct’08?  What was the motivation behind the client leaving—was it pricing, services offered, or just a decision to take the work in-house or to a competitor?

•                  What’s the notice period for a contract termination?

•                  Could you tell us what the contract period in the investment consulting business is?

•                  Do renewals come up through the year and is there any seasonality?

•                  What industry is this client who you are losing operating in?

•                  Can you break out you investment consulting assets under advisement by client industry type—for example, investment managers versus insurance etc?

We announced in our second-quarter earnings release that one of our Investment Consulting clients has notified us that it doesn’t plan to renew its contract when it expires in October because the client plans to perform the work in-house. This contract represented about $11.3 million, or 2%, of our consolidated revenue for the 12-month period ending June 30, 2008. We expect to continue providing other services to this client and will seek to replace this work with new business.

Most of our Investment Consulting contracts do not allow for termination prior to the end of the contract term (with the exception of relationships where we serve as the subadvisor, which can be terminated with a 60-day notice period). We typically require 90 days notice prior to the end of the contract term for contract non-renewals, although some contracts have longer notice terms. Most of our contracts have three-year terms.

We have contracts up for renewal throughout the year in our Investment Consulting business, without any pronounced seasonal patterns.

As far as assets under advisement, the majority of our investment consulting clients are insurance companies and asset management firms, although we also reach other institutional clients, including banks, brokerage firms, and retirement plan providers.

20.       Regarding the lost contract noted in the press release, was this due to a merger of the client with another entity?  If not, how would you describe why the client is not renewing with Morningstar?  What is your “win” rate on such business?  And what is the normal retention rate?

As we mentioned in our response to the previous question, the Investment Consulting client that is not renewing its contract plans to take the work in-house. Although we don’t calculate a “win rate,” we believe we have a strong record in winning new consulting business. Company-wide, the renewal rate for all of our contract-based products, which is based on the dollar value of contracts renewed as a percentage of the dollar value of contracts up for renewal, has generally averaged between 95% and 100% over the past couple of years.

21.       Is it reasonable to assume that since bonuses are accrued based on operating income (before bonuses), any revenue loss generally should result in lower bonus accrual, including the $11.2 million in revenue give up from client loss?

Yes. Changes in the size of our bonus pool are based on full-year operating income relative to the previous year. Because a relatively high percentage of our revenue flows through to operating income, particularly for higher-margin products such as Investment Consulting, lost revenue would generally result in lower bonus expense, all else being equal.

22.       Would this client loss impact any other expense category?

We typically have low variable costs associated with our Investment Consulting business, so we don’t expect to see a significant decline in other expense categories.

23.       Do you expect any additional client losses in the investment consulting business through the end of 2008?

It’s tough to answer this question because gaining and losing clients are both part of the normal course of business. We don’t believe any major consulting contracts are at risk for the remainder of 2008, but it’s always possible that we could lose (or gain) clients in any given period.

24.       Do you have a sufficient pipeline of new consulting business to potentially replace the lost customer?  What was the reason for that loss?

We have added several new Investment Consulting clients so far this year and are always working to develop our new sales pipeline, but at this point we can’t predict if that new business will be large enough to offset the impact of the client contract we expect to terminate in October 2008. The client in question informed us that it plans to take the work in-house. At the same time, however, this client is also interested in exploring new business with us.

25.       Who is the largest investment consultant and what would you guess their assets under advisement are?

Based on research published by Cerulli Associates and others, we believe that Frank Russell, SEI, Wilshire, and Mercer are among the larger investment consultants in the funds-of-funds arena. We don’t have details on their assets under advisement, but we’ve listed them in order of their approximate size (with Russell being the largest). Looking at all consulting business (not just funds of funds), Mercer would probably be the largest.

Concentration of Revenue by Client

26.       Could you give us some sense for the granularity of client base in each business?  Is the client that’s going away one of your biggest?  How many clients do you have that contribute more than 2% of total revenues?

Company-wide, we had five clients that each contributed at least 2% to our consolidated revenue in 2007. The Investment Consulting client that’s not renewing its contract is one of these five, though not the largest.

We provided some additional disclosure on the concentration of revenue by client within each segment in our 10-K, which we’ve summarized below:

•                  In the Individual segment, our largest customer made up about 6% of segment revenue in 2007.

•                  In the Advisor segment, our largest customer made up approximately 3% of segment revenue.

•                  In the Institutional segment, our largest customer made up about 9% of segment revenue.

Morningstar Direct

27.       What are the % vertical user breakdowns for Morningstar Direct?  (i.e., what % broker, asset mgr, insurance, etc).  What is contract length here?  Subs stated on a gross or net add basis?

Roughly two-thirds of the users for Morningstar Direct are from asset management firms, and we also reach wealth managers, consultants, retirement plan providers, insurance firms, brokerage firms, and other institutions. Our standard agreement term is one year, although we have a number of accounts that enter into two- and three-year agreements (with no cancellation option). We state licenses on a net basis.

28.       Morningstar Direct had very good performance in the quarter.  What do you see as potential for this business over the longer term?

Morningstar Direct (along with Morningstar.com and Morningstar Advisor Workstation) is one of the three growth platforms we’ve identified as part of our strategy to enhance our position in each segment. We’re currently reaching a small portion of the addressable market for this platform, and we believe Morningstar Direct has significant growth potential.

Morningstar Advisor Workstation

29.       Is the recent strength in Morningstar Advisor driven more by domestic or international?  How large do you believe this market size is and how penetrated do you think you are here?

The second-quarter revenue growth for Morningstar Advisor Workstation mainly reflects higher revenue from clients in the United States. As of year-end 2007, we reached about 240,000 financial advisors globally, out of an estimated market size of roughly 1.2 million financial advisors worldwide.

30.       Can you talk a bit more on what’s driving the growth in Advisor Workstation? Can you generally talk about the client mix for the enterprise licenses?  I would have expected that enterprise license growth would have slowed given the operating environment.

Growth in Advisor Workstation reflects additional users and functionality for existing clients as well as new client contracts. The year-over-year comparisons also reflect the ongoing positive impact of renewal deals signed in 2007 for expanded functionality and additional users. As far as the client mix, our Enterprise clients include brokerage firms, independent broker-dealers, wirehouses, insurance firms, fund companies, and clearing/custody firms.

Individual Segment

31.       The internal growth rate in the Individual picked up for the first time in a while.  Also, the operating margin was much improved.  What were the primary determining factors?

Morningstar.com Premium Membership and Internet advertising sales drove about half of the Individual segment’s organic revenue growth in the second quarter. Subscriptions increased year over year, and revenue also benefited from price increases that we implemented beginning in January 2008. Morningstar Equity Research, which mainly consists of revenue related to the Global Analyst Research Settlement, was the second-largest contributor to organic revenue growth for this segment in the second quarter of 2008. Revenue for Morningstar Equity Research increased because the number of companies under coverage rose, leading to higher contract values for some of the agreements related to the settlement. Revenue for the other equity research services we provide to advisors and institutional clients also increased.

Newsletters, including our Individual investor business in Australia, also contributed to the higher rate of internal growth in the Individual segment for the quarter.

On the margin side, the operating margin rose mainly because of lower general and administrative expense and bonus expense as a percentage of revenue.

Morningstar Equity Research

32.       While any potential client departures soon after the Global Analyst Settlement contract expiration in July ‘09 does not mean that you can reduce analysts or the coverage universe, I assume since bonus is driven by operating income we should see that being impacted—is that a fair assumption?  Would any other expense line be impacted?

Your assumption is partly correct. While we intend to maintain broad equity coverage after the Settlement period ends, we may choose not to cover some less-popular companies that our client contracts now require. At the same time, we may add companies that are of broader appeal. But it is possible that our total companies under coverage may decrease. We will be evaluating that over the coming year.

As we mentioned in our response to question #21, to the extent that revenue flows through to operating income, any loss of revenue would generally result in a lower bonus accrual, particularly if we lost revenue for products and services that have low variable costs.

33.       What % of operating profit is the global settlement business?  If you won’t directly answer, please describe if it [is] higher or lower than its segment average operating margins.

We don’t report operating margins at the product level, but it would be fair to say that the equity research we’re providing under the terms of the Global Analyst Research Settlement has higher margins than the Individual segment overall. The costs associated with providing this research are largely fixed, with low variable costs.

34.       If MORN does lose all 4%/total revs of the global settlement business, does management have the ability to cut costs to mitigate the profit hit?

As we mentioned in our response to the previous question, there are few variable costs associated with the Settlement business, so there aren’t many levers to pull to mitigate the potential impact on operating income. We are monitoring our costs across the entire company. The main areas where we can mitigate the company-wide profit impact are bonus expense and other compensation expense (by delaying hiring or reducing salary increases). We also have some flexibility to adjust the number of companies under coverage while still maintaining broad coverage on many industries.

35.       In the face of the loss of some or all of the Global Analyst Settlement clients, your U.S. stock analysts continues to climb (up by 7.3% to 103 from the prior period as of June 30, 2008).  What is the rationale behind the increase?  If you do not retain any of these Settlement clients next July, what are your plans for this group?

Part of the increase in our stock analyst staff has been driven by additional demand from our Global Analyst Research Settlement clients. Over the past several years, we’ve had a number of client requests for additional coverage, and we’ve hired additional analysts to meet this demand.

Although we always try to prudently manage our costs, we’re committed to equity research as one of our long-term growth strategies. In addition to the research we’re providing under the Global Analyst Research Settlement, we have many other products that use our equity research, including Morningstar.com Premium, Advisor Workstation, and Morningstar Direct. We view equity research as an important part of the value proposition for these products.

We’re also continuing our efforts to sell equity research through other channels, such as financial advisors and small to midsize asset management firms. We believe that we have a compelling value proposition because of our large analyst staff, our broad coverage, and our fundamental approach to stock analysis.

36.       I noticed last Tuesday that you did not have an advertisement in the Wall Street Journal — an ad that it appears I have seen for 3 or 4 years every Tuesday.  Is there anything to be read into this non-appearance?

We’ve typically published a position listing for open equity analyst positions in The Wall Street Journal, but in the past couple of years we’ve sometimes removed the ad during the summer months, when our recruiting typically slows down. We’ve also hired many employees for the Morningstar Development Program who have the potential to move into this role.

Morningstar.com Premium Memberships

37.       What is the average contract length of the consumer premium subscriptions?  Is it obvious to assume that revenue [from this] area will decline assuming a drop in subs there for two quarters?

About two-thirds of our Premium members have annual subscriptions, with the remainder consisting of monthly, two-year, and three-year subscription terms. Overall, the weighted average subscription term is slightly more than 12 months.

Regarding the second part of your question, it’s true that trends in subscription totals play out in revenue over an extended time because we recognize revenue ratably over the term of the subscription, but there are also several other factors that come into play. For example, we raised prices for Premium membership by about 9% at the beginning of 2008, but price increases for renewing members only take effect when they renew their subscriptions. For that reason, there’s a lag between the time when we implement a price increase and the eventual impact on revenue. Other factors that can affect Premium revenue over time are the conversion rate of trial members to regular subscriptions and the retention rate for existing subscribers, both of which have remained strong so far this year.

38.       Are the premium consumer subs numbers stated on a gross or a net basis?  If on a net basis, are you declining in subs due to churn of existing customers or drop in new gross adds?

The Premium subscription totals we provide are net numbers. In the second quarter of 2008, subscription totals declined because of a drop-off in new trial starts, not an increase in cancellations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: August 8, 2008	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer